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                                                                     EXHIBIT 4.2
                        RIGHT OF FIRST REFUSAL AGREEMENT

     THIS RIGHT OF FIRST REFUSAL AGREEMENT (the "Agreement") is made and entered into as of this 29th day of April, 1999, by and between INTEGRATED PACKAGING ASSEMBLY CORPORATION, a Delaware corporation (the "Company"), and ORIENT SEMICONDUCTOR ELECTRONICS, LIMITED ("Buyer").


                                    RECITALS

     WHEREAS, Buyer is purchasing Four Million (4,000,000) shares of the Company's Series A Preferred Stock (the "Series A Preferred") pursuant to that certain Stock Purchase Agreement, of even date herewith, by and between the Company and Buyer (the "Purchase Agreement"); and

     WHEREAS, the Company and Buyer were induced to sell and purchase the Series A Preferred pursuant to the Purchase Agreement in part by the Company's and Buyer's agreement to enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

2.   BUYER'S RIGHT OF FIRST REFUSAL.

2.1 Subsequent Offerings. Buyer shall have a right of first refusal to purchase its pro rata share of all Equity Securities (as defined below) that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 1.5 hereof. Buyer's pro rata share is equal to the ratio of (a) the number of shares of the Company's common stock (including all shares of common stock issued or issuable upon conversion of the Series A Preferred) which Buyer is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company's outstanding common stock (including all shares of common stock issued or issuable upon conversion of the Series A Preferred or upon the exercise of any outstanding warrants or options or upon the conversion of any other outstanding securities convertible into shares of common stock) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean (i) any common stock, preferred stock or other security of the Company, (ii) any security convertible, with or without consideration, into any common stock, preferred stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any common stock, preferred stock or other security or (iv) any such warrant or right.

2.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give Buyer written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Buyer shall have thirty (30) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding

                                       1.

the foregoing, in the event that the Common Holders (as defined below) shall have a right to purchase their pro rata shares of such Equity Securities pursuant to Section 2 below, Buyer shall participate as a Common Holder in such issuance of Equity Securities in accordance with the procedures set forth in, or taken pursuant to, Section 2.

2.3 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 1 shall terminate immediately prior to the closing of a Change in Control (as defined below).

2.4 Transfer of Rights of First Refusal. The rights of first refusal of Buyer under this Section 1 may be transferred with any shares of Series A Preferred or common stock issued upon conversion thereof.

2.5 Excluded Securities. The rights of first refusal in favor of Buyer established by this Section 1 and the rights of first refusal in favor of the Common Holders established by Section 2 shall have no application to any of the following Equity Securities:

     (a) shares of common stock (and/or options, warrants or other common stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary of the Company, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Company's Board of Directors, including the representative or representatives on the Board designated by Buyer;

     (b) any Equity Securities issued pursuant to any rights, agreements, options or warrants outstanding as of the date of this Agreement; and Equity Securities issued pursuant to any such rights, agreements, options or warrants granted after the date of this Agreement; provided that the rights of first refusal established by this Section 1 and Section 2 (if still in effect) applied with respect to the initial sale or grant by the Company of such rights, agreements, options or warrants;

     (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination; any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company;

     (e)   shares of common stock issued upon conversion of the Series A
Preferred;

     (f) any Equity Securities issued pursuant to any equipment leasing arrangement or debt financing from a bank or other financial institution; and

     (g) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that such strategic transactions and the issuance of Equity Securities therein have been approved by the

                                       2.
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Company's Board of Directors, including the representative or representatives on the Board designated by Buyer.

3.   COMMON HOLDERS' RIGHTS OF FIRST REFUSAL.

     3.1 Subsequent Offerings. Each holder of record of the Company's common stock ("Common Holder") shall have a right of first refusal to purchase its pro rata share of all Equity Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 1.5 hereof. Each Common Holder's pro rata share is equal to the ratio of (a) the number of shares of the Company's common stock of which such Common Holder is deemed to be a holder on the record date established by the Company's Board of Directors in respect of the proposed issuance of such Equity Securities (the "Record Date") to (b) the total number of shares of the Company's outstanding common stock (including all shares of common stock issued or issuable upon conversion of the Series A Preferred or upon the exercise of any outstanding warrants or options or upon the conversion of any other outstanding securities convertible into shares of common stock) on the Record Date.

     3.2 Exercise of Rights. If the Company proposes to issue Equity Securities prior to the termination of this Section 2, the Company shall take all such actions as are required under the Company's charter documents and applicable law (including U.S. federal and state securities laws) to permit each Common Holder to participate, up to such Common Holder's pro rata share, in such issuance of Equity Securities by exercising the rights of first refusal set forth in this Section 2. Such actions may include, without limitation, the following:

     (a) Providing any notices required by the Company's charter documents or other agreements;

     (b) Amending the Company's Certificate of Incorporation to authorize the additional Equity Securities to be issued to the Common Holders;

     (c) Preparing and filing with the Securities and Exchange Commission a registration statement covering the Equity Securities to be offered and sold to the Common Holders; and

     (d) Upon the effectiveness of such registration statement, distributing to the Common Holders a prospectus and related subscription documents included in such registration statement.

Notwithstanding anything else contained herein to the contrary, the Common Holders shall have no right to participate in any manner in the determination of: (i) the terms of the Equity Securities to be issued pursuant to this Section 2, including price, (ii) the time period during which the Common Holders' rights to purchase Equity Securities pursuant to this Section 2 shall be exercisable,
(iii) the transferability of such rights, (iv) the nature of any oversubscription rights, (v) the manner of distribution of such rights, or (vi) or any other terms pertaining to the offer and sale of Equity Securities to the Common Holders pursuant to this Section 2.

     3.3 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 2 shall terminate upon the earlier of
(i) October 29, 1999 or (ii) a Change

                                       3.
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in Control. The Common Holders' rights of first refusal shall be transferable with, and shall not be separable from, the shares of common stock held by such Common Holders.

4.   MISCELLANEOUS.

     (a) Conditions to Exercise of Rights. Exercise of the Buyer's and Common Holders' rights under this Agreement shall be subject to and conditioned upon compliance with applicable laws.

     (b) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

     (c) Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company, (ii) as to Buyer, only by the Buyer, and
(iii) as to the Common Holders, only by the holders of a majority in interest of the Common Holders (excluding Buyer). Any amendment or waiver effected in accordance with clauses (i), (ii), and (iii) of this Section 3(c) shall be binding upon Buyer, its successors and assigns, the Company and the Common Holders.

     (d) Assignment of Rights. This Agreement constitutes the entire agreement among the parties relative to the specific subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

     (e) Term. Other than Section 2 (which shall terminate as set forth in Section 2.3.), this Agreement shall continue in full force and effect from the date hereof through the earlier of the following dates, on which date it shall terminate in its entirety:

           (i) the date of any consolidation or merger of the Company with or into any other company or other entity or person or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization (or affiliates of such stockholders) own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred to parties other than affiliates of the stockholders of the Company owning in excess of fifty percent (50%) of the Company's voting power immediately prior to such transaction or series of transactions;

           the date of any sale, lease or other disposition of all or substantially all of the assets of the Company to parties other than affiliates of stockholders of the Company owning in excess of fifty percent (50%) of the Company's voting power immediately prior to such transaction or series of related transactions (together with the events described in Section 3(e)(i) above, a "Change in Control"); or

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           (ii)  the date as of which the parties hereto terminate this
Agreement by written consent of Buyer and the Company and the Common Holders (unless Section 2 hereof shall have terminated as set forth in Section 2.3 hereof in which case the consent of the Common Holders shall not be required to terminate this Agreement).

     (f) No Third Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement and the Common Holders any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and the Common Holders and their successors and assigns.

     (g) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or in the case of the Common Holders at the address set forth in the records of the Company's transfer agent or at such other address as such party may designate by ten (10) days advance written notice to the Company and the Buyer.

     (h) Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     (i) Entire Agreement. This Agreement, along with the Purchase Agreement and each of the Exhibits thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                                       5.
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     The foregoing RIGHT OF FIRST REFUSAL AGREEMENT is hereby executed as of the date first above written.

COMPANY:                              BUYER:

INTEGRATED PACKAGING                  ORIENT SEMICONDUCTOR
ASSEMBLY CORPORATION                  ELECTRONICS, LIMITED

By:   /s/ PATRICK VERDERICO           By:    /s/ CALVIN LEE
      ____________________________           ______________________________

Title:    CEO                         Title: President
      ____________________________           ______________________________


                       RIGHT OF FIRST REFUSAL AGREEMENT
                                SIGNATURE PAGE